Exhibit 10.4

CONTRIBUTION AGREEMENT

     This Contribution Agreement (this “Agreement”) is entered into as of August ___, 2006 (the “Contribution Date”) by and among Pacific Spirit Inc., a Nevada corporation (the “Company”), Summit Trading Limited, a Bahamian corporation (“Summit”), and Consolidated National, LLC, a California limited liability Company (“CNL”) (each, a “Party” and collectively, the “Parties”).

     A. Summit has entered into a Stock Purchase Agreement to purchase from Peter Sotola 400,000 shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”).

     B. The Parties desire that, subject to the terms and conditions in this Agreement, CNL contribute certain assets to the Company in exchange for the issuance by the Company to CNL of 9,600,000 shares of the Common Stock as a qualified exchange pursuant to Section 351 of the Internal Revenue Code of 1986.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. Contribution of the Assets.

     A. Contribution of the Assets. Subject to the terms and conditions of this Agreement, CNL hereby assigns, transfers, and delivers to the Company, as a contribution, all right, title, and interest of CNL in and to all of the following assets and properties (the “Assets”):

          (i) The name “Xcorporeal, Inc.”; and

          (ii) That certain Irrevocable Option Agreement dated August 11, 2006 by and among CNL, National Quality Care, Inc., a Delaware corporation (“NQCI”), and certain of the stockholders of NQCI (the “Option”).

     B. Conveyance Instruments. To effectuate the contribution of the Assets as contemplated by Section 1.A, CNL has, or will hereafter, execute and deliver, or cause to be executed or delivered, all such documents or instruments of assignment, transfer, or conveyance, in each case dated the Contribution Date, (collectively, the “Conveyance Instruments”), as CNL and the Company and their respective counsels shall reasonably deem necessary or appropriate to vest in or confirm title to the Assets to the Company.

2. Events Occurring on the Contribution Date.

     A. Deliveries by the Parties. Each of the Parties shall deliver an original of this Agreement fully executed by such Party to each of the other Parties.

     B. Deliveries by CNL. Simultaneously with the execution hereof, CNL has delivered to the Company the following:

          (1) The Conveyance Instruments to effect the contribution of the Assets to the Company, such Conveyance Instruments to be those reasonably deemed necessary by, and to be in form and substance reasonably satisfactory to, the respective counsels to CNL and the Company; and

          (2) All other previously undelivered documents, instruments and writings required to be delivered by CNL to the Company hereunder or otherwise required in connection herewith.

     C. Consideration for Contribution. In exchange for the Contribution of the Assets, the Company shall issue to CNL on the Contribution Date an aggregate of Nine Million Six Hundred Thousand (9,600,000) shares of the Common Stock.

     D. Deliveries By Summit. Simultaneously with the execution hereof, Summit has delivered to CNL the following all other documents, instruments, and writings required to be delivered by Summit to CNL hereunder or otherwise required in connection herewith.

     D. Additional Deliveries. In addition to the deliveries set forth in Section 2.A and 2.C, the Company shall have delivered to CNL each of the following:

          (1) An indemnity executed by Peter Sotola in favor of CNL with respect to certain representation and warranties regarding the Company in substantially the form attached hereto as Exhibit A;

          (2) All minute books, stock books, ledgers and registers, if any, and other records relating to the organization, ownership and maintenance of the Company;

          (3) All books and records of the Company, including, without limitation, all work papers and other backup materials used in the preparation of the Company’s federal, state and local tax returns for each of the Company’s last five (5) fiscal years;

          (4) A copy of the articles of incorporation of the Company, certified by the Secretary of State of Nevada and a certificate of good standing from the Secretary of State of Nevada and each jurisdiction in which the Company is duly qualified to transact business, in each case, dated within fifteen (15) days of the Closing;

          (5) Copies of the resolutions duly adopted by the Company’s directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby, certified by the Secretary of the Company; and

          (6) A copy of the bylaws of the Company, certified by the Secretary of the Company.

     D. Corporate Documents and Review; Financial Statements. The Company shall have delivered to CNL or its counsel copies of all corporate documents of the Company as CNL shall have reasonably requested. The unaudited balance sheet of the Company as of the Contribution Date prepared in accordance with GAAP shall be substantially similar or in the aggregate no less favorable to the Company than the balance sheet of the Company included within the unaudited Financial Statements.

3. Antidilution Protection; Registration Rights.

     A. Antidilution Protection. In the event the Company shall issue shares of the Common Stock pursuant to the transactions contemplated by the Option, then the Company shall issue to Summit an additional 400,000 shares of the Common Stock, or such other number of shares such that, after giving effect to the additional issuances, Summit will be the holder of four percent (4%) of the Company’s then issued and outstanding capital stock.

     B. Piggyback Rights. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will (i) promptly give written notice of the proposed registration to Summit; and (ii) use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance) any shares issued to Summit pursuant to Section 3.B. above as requested by Summit to be included in such registration.

4. Miscellaneous.

     A. Expenses. Each Party hereto shall bear all of his, her or its expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

     B. Further Assurances. From time to time after the Closing, without the payment of any additional consideration except as otherwise set forth in this Agreement, each Party hereto will execute all such instruments and take all such actions as the other Parties shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement.

     C. Notices. All notices, requests, demands, and other communications (collectively, “Notices”) given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (1) if sent by registered or certified mail in the United States return receipt requested, postage and fees prepaid, upon receipt; (2) if sent by reputable overnight air courier (such as Federal Express), one business day after sending; or (3) if otherwise actually personally delivered, when delivered. All Notices shall be delivered to the following addressees:

If to Company:

Pacific Spirit Inc.
11640 96A Avenue
Surrey, British Columbia, Canada V3V 2A1
Attn: Peter Sotola
Fax:

With a copy (which shall not constitute notice) to:

Attn:
Fax:

If to Summit:

Summit Trading Limited
120 Flagler Avenue
New Smyrna Beach, FL 32169
Attn: President
Fax:

With a copy (which shall not constitute notice) to:

Attn:
Fax:

If to CNL:

Consolidated National, LLC
c/o Greenberg Traurig, LLP
2450 Colorado Avenue, Suite 400E
Santa Monica, California 90404
Attn: Terren S. Peizer
Fax: (310) 586-0286

With a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
2450 Colorado Avenue, Suite 400E
Santa Monica, California 90404
Attn: John C. Kirkland, Esq.
Fax: (310) 586-0286

or to such other address as a Party may from time to time designate in writing in accordance with this Section.

     D. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the Parties hereto without the prior written consent of the other Parties.

     E. Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

     F. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, shall be resolved by final and binding arbitration before a retired judge at JAMS or its successor in Santa Monica, California. The expenses of arbitration, the reasonable fees and costs of legal counsel, experts, and evidence shall be awarded to the prevailing Party. Any interim or final award of the arbitrator may be entered in any court of competent jurisdiction.

     G. Waiver of Provisions. The provisions, terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the Party hereto waiving compliance. The failure of any Party hereto at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such Party at a later date to enforce the same. No waiver by any Party hereto of any condition or the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

     H. No Third Party Beneficiary. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

     I. No Presumption. With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof or referred to herein, the Parties hereto understand and agree that the same have or has been mutually negotiated, prepared, and drafted, and if at any time the Parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which Party hereto actually prepared, drafted, or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

     J. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     K. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

     L. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties and supersedes and cancels any and all prior representations, agreements and understandings between them relating to the subject matter hereof and may not be amended or modified except by a written agreement signed by Purchaser, Shareholder and the Company.

     IN WITNESS WHEREOF, the Parties hereto have caused this Contribution Agreement to be duly executed as of the day and year first above written.

COMPANY: PACIFIC SPIRIT INC.
By:
Peter Sotola
President and Sole Director

CNL: CONSOLIDATED NATIONAL, LLC
By:
Terren S. Peizer
Managing Member

SUMMIT: SUMMIT TRADING LIMITED
By:
Richard J. Fixaris
Attorney in fact

Exhibit A

Form of Indemnity